Exhibit 4.22

13 Natural Persons including PENG Guohong and TAN Yan

and

Beijing So-Young Technology Co., Ltd.

With respect to

Wuhan Zeqi Technology Co., Ltd.

Equity Transfer Agreement

2021

1

Table of Contents

1 Definitions and Interpretation	2

2. Purchase of the Target Equities	9

3. Closing	11

4. Warranties	12

5. Covenants	13

6. Closing Conditions	19

7. Rights of General Indemnity and Special Claims	21

8. Force Majeure	23

9. Termination and Survival	23

10 Tax and Expenses	27

11. No Partnership	28

12. Announcement and Confidentiality	28

13. Entire Agreement	29

14. Amendment	29

15. Waiver	30

16. Severability	30

17. Notice	30

18. Counterparts	31

19. Applicable Law and Dispute Settlement	31

20. Language and Versions	32

2

3

The Equity Transfer Agreement (“the Agreement”) is concluded and signed on June 27th, 2021, by and among:

(1)

Beijing So-Young Technology Co., Ltd. (北京新氧万维科技咨询有限the Company), a company validly established and lawfully existing under the Chinese Law, with its registered address at Room 1201, Floor 12, Building 8, Yard 34, Chuangyuan Road, Chaoyang District, Beijing (“the Investor”);

(2)	PENG Guohong, ID Card No.: *** (“Selling Shareholder 1”);
(3)	FENG Zhengkai, ID Card No.: *** (“Selling Shareholder 2”);
(4)	TAN Yan, ID Card No.: *** (“Selling Shareholder 3”);
(5)	LI Mingbin, ID Card No.: *** (“Selling Shareholder 4”);
(6)	HAO Sixin, ID Card No.: *** (“Selling Shareholder 5”);
(7)	XUE Yongli, ID Card No.: *** (“Selling Shareholder 6”);
(8)	ZHANG Honglin, ID Card No.: *** (“Selling Shareholder 7”);
(9)	CHENG Hui, ID Card No.: *** (“Selling Shareholder 8”);
(10)	ZHOU Linrong, ID Card No.: *** (“Selling Shareholder 9”);
(11)	CUI Lan, ID Card No.: *** (“Selling Shareholder 10”);
(12)	YU Yang, ID Card No.: *** (“Selling Shareholder 11”);
(13)	XU Zhiqin, ID Card No.: *** (“Selling Shareholder 12”);
(14)	ZHAO Bo, ID Card No.: *** (“Selling Shareholder 13”, together with Selling Shareholder 1 to Selling Shareholder 12 collectively referred to as “the Selling Shareholders”); and
(15)

Wuhan Zeqi Technology Co., Ltd. (武汉泽奇科技有限责任the Company), a company validly established and lawfully existing under the Chinese Law, with its registered address at Building 1, Wuhan Great Wall Innovation Science Park, Tangxun Hubei Road, East Lake High-tech Development Zone, Wuhan (“the Company”).

The foregoing shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

Recitals

A	The information of the Company as of the signing date of the Agreement is shown in Schedule 1 hereto.
B

Subject to and in accordance with the terms and conditions of the Agreement, each Selling Shareholder intends to sell and transfer its Target Equities (as defined below) to the Investor, and the Investor is willing to purchase such Target Equities in accordance with the terms and conditions of the Agreement.

C

In June 2021, PU Hong, YU Shougang, JIN Zhongjie, GUO Haitao, ZHENG Qiaozhen, QIU Zhiyun, CAI Tiantian, QIU Wenling, ZHANG Zufang, and WU Huan (“the Exiting Shareholders”) as the transferors and the Investor concluded and signed the Equity Transfer Agreement with respect to Wuhan Zeqi Technology Co., Ltd. respectively (collectively referred to as “the Exiting Shareholders’ Equity Transfer Agreements”), stipulating that each Exiting Shareholder shall, in aggregate, transfer 9.608% of the Company’s equities (corresponding to the registered capital of RMB 3,314,760) to the Investor.

D

In June 2021, PENG Guohong as the transferor and the Investor concluded and signed the Share Transfer Agreement with respect to Wuhan Miracle Laser Systems, Inc. (“PENG Guohong’s Share Transfer Agreement”), stipulating that PENG Guohong shall transfer 2,500,000 shares of Miracle Laser held by her to the Investor under the conditions agreed therein.

E

As shown in Schedule 13, in June 2021, the relevant transferors and the Investor respectively concluded and signed a Share Transfer Agreement with respect to Wuhan Miracle Laser Systems, Inc. (hereinafter collectively referred to as “the Minority Shareholders’ Share Transfer Agreements”), stipulating that the transferors will transfer Miracle Laser’s shares held by them to the Investor respectively under the conditions agreed therein.

IT IS AGREED as follows:

1.	Definitions and Interpretation
1.1	In the Agreement, the words in bold and other expressions (unless the context otherwise requires) have the following meanings:

“Confidential Information” means any confidential or commercially sensitive information (in whatever form) relating to business, customer or financial or other matters of the Investor, the Selling Shareholders, the Company or the Target Company, whether or not so indicated, including, without limitation, any information deemed confidential under a confidentiality agreement.

“Disclosure Schedule” means the Disclosure Schedule in Schedule 5.

“Target Equities” mean the equities held by each Selling Shareholder as set out in Schedule 2 hereto; For the avoidance of doubt, the Target Equities held by each Selling Shareholder shall be the entire equities of the Company held by such Selling Shareholder.

“Force Majeure Event” has the meaning given to it in Clause 8.1.

“Financial Statements” has the meaning given to it in Section 7 of Schedule 3.

“Financial Statements Date” has the meaning given to it in Section 7 of Schedule 3.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, guarantee, transfer, deed of trust, title retention, security interest, or any other form of security arrangement to guarantee any Debt of any Entity or preferred payment of any Debt of any Entity, including any right granted in transactions in favour of any Entity (in terms of the Law, granting of such right is not the same as provision of guarantee, while it has similar economic or financial effect to provision of guarantee, legal and enforceable under the applicable Law), such as any power of attorney, letter of authorization, voting agreement, equities, option, right of first offer, negotiation right, purchase right, or transfer restrictions; and (b) any adverse claim of title, possession or use.

“Representative” has the meaning given to it in Clause 5.5.

“Law” means any constitutional provision, statute, or any other law, regulation, ordinance, listing rule, decree, or any official policy or interpretation of any Governmental Authority.

“SAIC” means the State Administration for Market Regulation or its local counterparts.

“Company” has the meaning given to it in the Recitals.

“Current Articles of Association” means the articles of association of the Company currently in force.

“Date for Industrial and Commercial Registration of Changes” means the date on which the Company completes the registration of change with respect to the Equity Transfer at the company registration authority and obtains the originals of the reissued Business License of the Company.

“Business Days” means a day (other than a Saturday or Sunday or a public holiday in the PRC) on which banks are open for general business in the PRC.

“Transitional Period” means the period from the Financial Statements Date to the Closing Date.

“Affiliate” means, in relation to an Entity, any other Entity that directly or indirectly Controls, is Controlled by, or is under common Control with such Entity, through the ownership of shares or equities or otherwise; “Control” means that such Entity directly or indirectly (with or without conditions) controls the management or board of directors of the other Entity or possesses more than fifty percent (50%) voting rights of the decision-making body of the other Entity; and in relation to any director, individual shareholder and other natural persons, “Affiliate” means any immediate Relatives (including children, spouse, brothers, sisters or parents) and any company directly or indirectly Controlled by such director, individual shareholder and other natural persons and their immediate family members. For the purposes of the Agreement, the Investor’s Affiliates do not include’ the Company.

“Total Price” has the meaning given to it in Clause 2.1.

“Individual Price” has the meaning given to it in Clause 2.1.

“Equity Transfer” has the meaning given to it in Clause 2.2.

“Contracts” mean all contracts, agreements, licenses, employment contracts, leases, financial documents, purchase orders, undertakings and other contract arrangements currently in force and not terminated or completed by the Company, other than the transaction documents.

“Environmental Permit” means any permit, approval, authorization, permission, notice, waiver, order or release issued, granted or required under all applicable Laws relating to public health and pollution and environmental protection in connection with the conduct of the Company’s business prior to the Closing Date.

“Closing” has the meaning given to it in Clause 3.1.

“Closing Date” means the date on which the Closing occurs.

“Transaction Documents” mean the Agreement, the Restated Articles of Association, other ancillary documents under the Agreement and any document executed or issued to complete the Equity Transfer under the Agreement.

“Restated Articles of Association” means the amended and restated articles of association of the Company to be passed at the Closing.

“Relatives” means an individual’s spouse, child, sibling or parent.

“Equipment” means all plants and machinery, tools and equipment, vehicles and office furniture, computer equipment and accessories, and other tangible Assets.

“Entity” means an individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, legal person, institution, entity, Governmental Authority or any other business or entity of whatever type or nature.

“Indemnified Parties” has the meaning given to it in Clause 7.1.

“Selling Shareholders” means the existing shareholders of the Company as set out in Schedule 2.

“Selling Shareholders’ Conditions” has the meaning given to it in Clause 6.2.

“Tax” means: (i) any form of tax established or imposed on the parties concerned at any time in any region in connection with the Equity Transfer under the Agreement, without prejudice to the generality of the foregoing, including without limitations any profit tax, property tax, income tax, withholding tax, customs duty, value added tax, business tax, housing property tax, deed tax, excise tax, sales tax, capital gains tax, stamp duty, surtax (surcharge) levied or collected and other liabilities generally payable to the tax or financial authorities in any region with respect to the Equity Transfer; (ii) the amount of any relief, allowance, exemption, set-off or deduction equivalent to the calculation of (or in respect of) profits, income or gains, or in accordance with the right to obtain tax refund under any Law relating to taxation; and (iii) all fees, interest, fines, penalties and expenses incurred or related to the tax, or any related liability.

“Action” has the meaning given to it in Section 13 of Schedule 3.

“Loss” has the meaning given to it in Clause 7.1.

“Knowledge” means, in the case of a Selling Shareholder, that he/she should know after a reasonable inquiry into any Key Employee of the Company.

“Investor” has the meaning given to it in the Recitals.

“Investor’s Expense” has the meaning given to it in Clause 10.1.

“Investor’s Condition” has the meaning given to it in Clause 6.1.

“Liquidated Damages” means, in relation to a Selling Shareholder, 30% of his/her Individual Price; in the case of the Investor, 30% of the Individual Price paid to each Selling Shareholder, unless otherwise expressly required in the context.

“Default Selling Shareholder” has the meaning given to it in Clause 9.2.2.

“Relevant Advice” has the meaning given to it in Clause 5.5.

“Debts” mean all liabilities and other debts, regardless of their nature, actual or contingent, and regardless of whether their nature must be disclosed in the accounts of the Company.

“Books and Records” has the meaning given to it in Section 14 of Schedule 3.

“Governmental Authority” means any Entity, agency or instrumentality of any nation or government or of any province or state, city, district, county or locality or any other administrative subdivision thereof, or of or relating to the government exercising any executive, legislative, judicial, regulatory or administrative functions, including (without limitations) any government agency, instrumentality, department, bureau, board, commission, committee or executive body or any of its subordinate administrative departments, any court, tribunal or arbitrator, stock or securities exchange, and any self-regulatory organization.

“Price Payment” has the meaning given to it in Clause 2.6.

“Intellectual Properties” include patents, inventions, know-how, trade secrets and other Confidential Information, registered designs, copyrights, data, database rights, design rights, rights to provide equal protection for copyrights, database rights and design rights, layout design rights, trademarks, service marks, logos, domain names, business names, trade names, immaterial property rights, and registration or application for registration of any of the foregoing, any equivalent intellectual property rights anywhere in the world, and any rights to sue for unfair competition or counterfeiting.

“Arbitration Rules” has the meaning given to it in Clause 19.2.

“CIETAC” has the meaning given to it in Clause 19.2.

“Material Adverse Effect” means any change, event or effect which would or is reasonably expected to cause material harm to the business, operations, assets, qualifications, licenses, market reputation or goodwill, customer relations, employees, Intellectual Properties, conditions (financial or otherwise) or business performance of the Company and/or the Target Company as a whole, or which would or is reasonably expected to prevent a Party from performing its principal obligations under the Agreement or affect the validity, legality and enforceability of the principal obligations under the Agreement, including without limitations any circumstance: (1) which has caused or may cause the Target Company a Loss in excess of 10% of its book net asset value as of the Financial Statements Date; (2) which has caused or may cause damage to the goodwill or reputation of the Company or the Target Company or a Loss expected to exceed 10% of the main business income of the Target Company in the previous year; or (3) which has caused or may cause the Target Company’s Core Qualifications to be lost or unable to be renewed (except due to a change in the policies of the competent authorities or expiration of the patents, or the option of the Target Company not to renew them based on its own circumstances).

“Core Qualifications” mean all qualifications, licenses and Intellectual Properties as set forth in Schedule 9.

“Core Staff” mean all personnel as set forth in Schedule 10.

“Material Contract” has the meaning given to it in Section 6 of Schedule 3.

“PRC” means the People’s Republic of China, and for purpose of the Agreement only, excluding Hong Kong, Macau Special Administrative Region and Taiwan.

“PRC GAAP” means the Accounting Standards for Business Enterprises and related regulations promulgated by the Ministry of Finance of the People’s Republic of China (“MOF”).

“Key Employees” mean the executive directors, general manager, financial officer or any person having the same functions as the foregoing of the Company.

“Main Business” means, with respect to the Target Company, research and development, production, sales and agency of laser and other optoelectronic medical and beauty equipment.

“Equities Transfer Proportion” means, in relation to a Selling Shareholder, the proportion of the Target Equities sold by such Selling Shareholder in the Equity Transfer in the registered capital of the Company.

“Government Official” means: (i) any officer, senior staff, employee or representative of any Government Entity, or any Entity on behalf of any Government Entity and acting in an official capacity; (ii) any party or party officer or any candidate for political office; (iii) any politically-exposed person (PEP) as defined by the Financial Action Task Force (FATF) or the Groupe d’action Financiere (GAFI); or (iv) any officer, senior staff, employee, or representative of any corporation, business, enterprise, or other Entity wholly or partially owned or controlled by any Government Entity.

“Governmental Entity” means: (i) any national, federal, state, county, city, local, or foreign government or any Entity that performs any executive, legislative, judicial, regulatory, tax, or administrative functions of the government or in connection with the government; (ii) any international public organization; (iii) any agency, division, bureau, department or other political subdivision of any government, Entity or organization described in (i) or (ii) above in this definition; (iv) any corporation, business, enterprise, or other Entity wholly or partially owned or controlled by any government, Entity or organization or any other Entity described in (i), (ii) or (iii) above in this definition; or (v) any political party.

“Assets” mean assets, rights and privileges of any nature, and all goodwill relating thereto, including without limitations all rights relating to contracts, all Intellectual Properties and Equipment, but excluding rights relating to real estate.

“Subsidiary” means, with respect to any Entity, (A) whose securities or other equities representing more than fifty percent (50%) of all of its voting rights are owned, directly or indirectly, by such Entity; (B) such Entity shall have the right to elect, through contractual or other arrangements, more than fifty percent (50%) of its directors or persons holding similar positions; (C) controlled by such Entity through contractual or other arrangements; or (D) any other Entity whose financial position and business may be consolidated into such Entity when preparing financial statements in accordance with the PRC GAAP.

“Miracle Laser” means Wuhan Miracle Laser Systems, Inc.

“Target Companies” mean Wuhan Miracle Laser Systems, Inc. and all its Subsidiaries.

1.2	In the Agreement (unless the context otherwise requires), any reference to:
1.2.1

a word importing one gender shall include every gender; a word importing the singular shall include the plural (and vice versa); a person shall include any individual, corporation, unincorporated body, partnership, company or any other enterprise, association, organization, Entity or Governmental Entity (whether or not having separate legal personality);

1.2.2	a Law or a provision of Law shall include:
1.2.2.1	such Law or such provision of Law as amended and/or reenacted from time to time, unless any modification, amendment,

consolidation, reenactment or substitution made after the date of signing the Agreement will increase the liabilities of any Party; and

1.2.2.2	any subordinate legislation made under such provision of Law (including any amendment or reenactment in accordance with Clause 1.2.2.1 above (subject to the exceptions contained therein));
1.2.3	writing shall include any methods of producing or reproducing words in a legible form;
1.2.4	a clause or a schedule shall be a clause of or a schedule to the Agreement, and a section shall be a section of a schedule to the Agreement;
1.2.5	a Party to the Agreement shall include its permitted assigns and personal representatives;
1.2.6	a Party to the Agreement composing of more than one Entity, shall include every person constituting such Party;
1.2.7	the table of contents, headings and any explanatory notes are inserted for convenience only and do not affect the explanation or interpretation of the Agreement;
1.2.8	the Agreement shall include all schedules and annexes to the Agreement, which shall be deemed as an integral part of the Agreement.
1.3

Unless otherwise expressly stated, if the Agreement requires the signature of any resolution or document by any person, it is sufficient to provide the signature of that person and a true PDF copy by fax or E-mail, but the original signed resolution or document must be sent by express mail before the close of business on the following Business Day. In this case, the valid resolution or document shall be the resolution or document sent by fax rather than the confirmation letter.

2.	Purchase of the Target Equities
2.1

The Parties acknowledge and agree that the total purchase price of the Target Equities held in aggregate by the Selling Shareholders is RMB 352,528,800 (“the Total Price”), while each Individual Price = the Selling Shareholder’s Equities Transfer Proportion * the Company’s 25,000,000 shares of Miracle Laser * the price per share of the Target

Company RMB 15.6. For the equities of the Company transferred by each Selling Shareholder and the corresponding Individual Price, please refer to Schedule 2.

2.2

Subject to and in accordance with the terms and conditions of the Agreement, the Investor shall purchase from each Selling Shareholder, and each Selling Shareholder shall sell to the Investor the amount of the Target Equities free from any Encumbrance corresponding to his/her name listed in Schedule 2 (“the Equity Transfer”).

2.3

Within five (5) Business Days after the signing date of the Agreement, the completion of tax declaration with respect to the Equity Transfer at the competent tax authority and acquisition of the corresponding tax payment certificate, and satisfaction of all conditions precedent for the Closing under Clause 6 of the Agreement, the Investor shall pay each Selling Shareholder 50% of his/her Individual Price (with respect to such Selling Shareholder, his/her “Price Payment I”) for the purchase of his/her Target Equities pursuant to Clause 3.2.1. For the avoidance of doubt, the aforesaid Price Payment I have included all individual income taxes required to be paid by the Selling Shareholders in connection with the Equity Transfer, and the Investor will withhold and remit them in accordance with relevant laws and regulations. The Parties agree that they will fully cooperate to complete the individual income tax declaration with respect to the Equity Transfer, including but not limited to providing and signing all documents and materials required for the tax declaration.

2.4

Within five (5) Business Days after the Date for Industrial and Commercial Registration of Changes and satisfaction of the conditions set forth in this clause (“the Conditions for Price Payment II”), the Investor shall pay each Selling Shareholder 12.5% of his/her Individual Price (with respect to such Selling Shareholder, his/her “Price Payment II”) for the purchase of his/her Target Equities, which shall be remitted in a lump sum by telegraphic transfer to the bank account designated in advance in writing by the Selling Shareholder:

2.4.1	The person designated by the Investor has received all documents, materials and items to be handed over as set out in Schedule 6 to the Agreement without objection by the Investor; and
2.4.2	The Company has completed the industrial and commercial filings of the board of directors, the board of supervisors and the officers of the Company as described in Schedule 8 to the Agreement.
2.5

Within five (5) Business Days after the Date for Industrial and Commercial Registration of Changes and satisfaction of the conditions set forth in this clause (“the Conditions for Price Payment III”), the Investor shall pay each Selling Shareholder 12.5% of his/her Individual Price (with respect to such Selling Shareholder, his/her

“Price Payment III”) for the purchase of his/her Target Equities, which shall be remitted in a lump sum by telegraphic transfer to the bank account designated in advance in writing by the Selling Shareholder:

2.5.1

The Target Company has completed the internal review procedures related to the reorganization of their board of directors, board of supervisors and officers in accordance with Schedule 8 to the Agreement, and the Investor has received (1) the original resignation letters signed by the directors, legal representatives and officers of the Target Company designated by the Investor, confirming that they have no claims of compensations or damages against the Target Company based on resignation, position adjustment, termination of employment agreement, or unpaid remuneration; and (2) all original resolutions on the replacement of directors, legal representatives and officers of the Target Company as designated by the Investor.

2.6

Within five (5) Business Days after the expiration of 180 days from the Closing Date and satisfaction of the following investment conditions (“the Conditions for Price Payment IV”), the Investor shall pay each Selling Shareholder 25% of his/her Individual Price (with respect to such Selling Shareholder, his/her “Price Payment IV”, together with Price Payment I, Price Payment II and Price Payment III collectively referred to as “the Price Payment”) for the purchase of his/her Target Equities, which shall be remitted in a lump sum by telegraphic transfer to the bank account designated in advance in writing by the Selling Shareholder:

2.6.1	The Investor is satisfied with the operation of the Target Company in various aspects such as finance, business and law; and
2.6.2	Since the Closing Date, the Target Company has obtained (by application or acquisition) two (2) new registration certificates for medical devices (Class III).

For avoidance of doubt, if the Selling Shareholders are unable to satisfy the Conditions for Price Payment IV upon the expiry of one hundred and eighty (180) days from the Closing Date, they shall lose the right to require the Investor to pay Price Payment IV, and Price Payment IV does not need to be paid even if the Target Company has reached the relevant conditions after the aforesaid period, nor does it constitute any breach of contract by the Investor.

3.	Closing
3.1

The Equity Transfer shall take place in Wuhan within ten (10) Business Days after each condition set forth in Clauses 6.1 to 6.2 is fully satisfied or waived in writing by the Party entitled to waive such condition, or at such other time and in such other place as the Investor, the Selling Shareholders and the Company may agree in writing (“the Closing”).

3.2	At the Closing:
3.2.1	The Investor shall remit Price Payment I of each Selling Shareholder in a lump sum by telegraphic transfer to the bank account designated in advance by the Selling Shareholder in writing.
3.2.2

After each Selling Shareholder receives the price paid to him/her under Clause 3.2.1, the bank’s payment receipt shall be deemed to be a written confirmation that the Selling Shareholder has recognized his/her receipt of the Price Payment.

3.2.3	The Company shall deliver to the Investor, and the Selling Shareholder shall deliver to the person designated by the Investor:
3.2.3.1

The original resolutions of the shareholders’ meeting and the board of directors (or the executive director) of the Company: (i) approving the Equity Transfer contemplated in the Transaction Documents; (ii) adopting the Restated Articles of Association effective as of the Closing; and (iii) replacing the directors, legal representative and officers of the Company as designated by the Investor; and

3.2.3.2	Documents and materials to be handed over by the Company as shown in Schedule 11-1; make a list of the above items, which should include the handover location.
3.2.3.3	Documents and materials to be handed over by the Target Company as shown in Schedule 11-2; make a list of the above items, which should include the handover location.
3.3	All payments under the Agreement shall be made in RMB.

4.	Warranties
4.1

PENG Guohong hereby warrants to the Investor as set forth in Schedule 3, and the Selling Shareholders other than PENG Guohong hereby warrant to the Investor as set forth in Sections 2 and 3 of Schedule 3.

4.2	The Investor hereby warrants to each Selling Shareholder as set forth in Schedule 4.
4.3

Any matter disclosed in the Disclosure Schedule shall constitute an exception to the warranties made by the Selling Shareholders (without prejudice to the Investor’s special claims on the matters referred to in Clause 7.2).

4.4

Except where a warranty expressly states that it is to be satisfied on a particular date or within a period, all warranties made by the Selling Shareholder and the Investor under the Agreement are made on the Signing Date and the Closing Date.

4.5

Without prejudice to other rights of the Parties under the Agreement, if any event or change occurs to a Party during the Transitional Period which has caused or will cause any of its warranties made under the Agreement to be untrue, inaccurate or misleading in any material respect, that Party shall, upon being aware of such event or change, notify the other Parties in writing immediately and in full of the foregoing or disclose it to the other Parties prior to the Closing Date. For the avoidance of doubt, no event or change in a notice given under this Clause 4.5 shall constitute an exclusion to any Warranty made by any Party under the Agreement.

4.6

For the avoidance of doubt, each Selling Shareholder shall only perform its covenants and warranty obligations for the matters related to itself under the Agreement, rather than being jointly and severally liable to each other.

5.	Covenants
5.1	Unless otherwise expressly provided in the Agreement or other Transaction Documents, during the Transitional Period:
5.1.1

The Selling Shareholders shall cause the Company and the Target Company to operate their existing business on a going concern basis in the ordinary course of business in accordance with the normal practices that they have adopted prior to the signing date of the Agreement, without materially changing or discontinuing the nature, scope or manner of the business, and complies in all respects with the compliant business principles adopted prior to the signing of the Agreement and in all material respects with all applicable Laws;

5.1.2

The Company and the Target Company shall continue to operate their existing business in accordance with their normal practices prior to the Closing Date, and undertake that the Target Company shall maintain: (1) its cash level (for the avoidance of doubt, the Target Company’s cash level means the sum of the following amounts: 1. monetary funds that can be used without restriction, and 2. trading financial assets) not less than RMB 120 million; (2) its net working capital (for the avoidance of doubt, excluding the cash level referred to in this Clause 5.1.2) not less than RMB 59 million; and (3) its net assets not less than RMB 235 million; and

5.1.3

To ensure the consistency of the accounting treatment of the Company and the Target Company, the Company and the Target Company shall not change their auditors or accounting standards, policies, procedures, classifications, definitions, methods, practices and accounting estimates used consistently prior to the signing of the Agreement.

5.2

Unless otherwise expressly agreed, stipulated or permitted by the Agreement or other Transaction Documents, from the Signing Date of the Agreement to the Closing Date, without the prior written consent of the Investor, the Company shall not, the Selling Shareholders shall procure that the Company will not, and the Company shall procure that the Target Company will not carry out the following activities:

5.2.1	Amending and changing the organizational documents (including articles of association) of the Company and the Target Company;
5.2.2

Ceasing any business of the Company and the Target Company, changing the business scope of the Company and the Target Company or the Main Business, or expanding or operating any business other than the Main Business;

5.2.3	Changing the share capital structure of the Company (including capital increase, capital reduction and equity transfer) and conducting capital increase or capital reduction of the Target Company;
5.2.4	Approving dividend policies or stock incentive plans relating to the Company and the Target Company’s employees;
5.2.5	Any merger, division, acquisition, liquidation, consolidation, reorganization or the like by the Company and the Target Company;
5.2.6

Selling or disposing of the assets owned by the Company and the Target Company in an amount exceeding RMB one hundred thousand (RMB 100,000) or any shares of the Target Company, other than any sale or disposal of assets in its ordinary course of business;

5.2.7

Causing or permitting the Company and the Target Company (1) to form any affiliated corporation, to invest in any securities of any person or to otherwise acquire any equity interest in any other person; or (2) to establish any joint venture or partnership, other than any such activity in its ordinary course of business;

5.2.8	A single related-party transaction with expenditure or income exceeding RMB three hundred thousand (RMB 300,000);
5.2.9	The public offering or listing of any securities of the Company and the Target Company, determining the timing, price and stock exchange to be listed;
5.2.10

Issuing, redeeming or repurchasing any securities (including but not limited to equity and debt securities or other interests) by the Company and the Target Company, or causing or permitting the Company and the Target Company to enter into any recapitalization or similar transactions, or merging, spinning off, converting, reclassifying or reassigning any of the share capital of the Company and the Target Company;

5.2.11	Acquiring any business or Entity or making any capital investment other than in its ordinary course of business;
5.2.12

Borrowing money from any person or incurring any debt, liability or financial commitment, or providing any guarantee, indemnity or other securities, or taking any action which may give rise to any contingent liability by the Company and the Target Company, other than in its ordinary course of business; or creating any Encumbrance on any asset or granting any option to purchase any asset associated with or incidental to creation of any Encumbrance by the Company and the Target Company;

5.2.13	Changing the size or members of the board of directors of the Target Company or establishing a board of directors;
5.2.14

Other than the RMB 36 million dividend approved by the Target Company at its general meeting of shareholders on May 18, 2021, distributing dividends (or otherwise making distributions) to the shareholders of the Company and the Target Company or changing the dividend policies of the Company and the Target Company;

5.2.15

Approving any annual budget (including detailed income statement, balance sheet and cash flow statement, etc.), annual capital budget (including detailed cost analysis, financial budget, return on investment analysis), capital commitment plan (including capital expenditure plan, forecast and commitment) and detailed annual business plan of the Company and the Target Company, or making any change related thereto;

5.2.16	Changing independent auditors or accounting policies of the Company and the

Target Company (including the end of the fiscal year);

5.2.17

Approving appointment, replacement or compensation plan and any material adjustment thereto of the Company and the Target Company, other than for the purpose of performing the provisions of Clause 3.2.3.1 of the Agreement; and

5.2.18	Entering into an agreement or promise to do any of the foregoing.
5.3	Obtaining Information

During the Transitional Period, subject to the confidentiality clause of the Agreement and prior written notice given to and consent of the Company (which consent shall not unreasonably be withheld by the Company), the Investor or its representatives may inspect the Books and Records of the Company and the Target Company during normal business hours (including but not limited to all statutory ledgers, minutes, leases, Contracts and lists).

5.4	Further Covenants
5.4.1

The Investor shall use its commercially reasonable efforts to satisfy all of the Selling Shareholders’ Conditions as soon as possible; and the Selling Shareholders shall use their commercially reasonable efforts to satisfy all of the Investor’s Conditions as soon as possible and use their best efforts to facilitate the completion of the Equity Transfer contemplated by the Agreement in accordance with the terms of the Agreement. Without prejudice to the generality of the foregoing, each Party shall: (i) complete all filings and disclosures required for the proposed transaction under the Agreement and give all such notices as may be required; and (ii) use its commercially reasonable efforts to obtain any consent required (under any applicable Law, Contract or otherwise) by such Party with respect to the Transfer of Equity contemplated by the Agreement.

5.4.2	The Selling Shareholders undertake to use their best efforts to ensure that 100% of the Company’s equities are transferred to the Investor.
5.4.3

Each Party shall, subject to the applicable Law and all applicable privileges (including the attorney-client privilege): (i) give timely notice to the other Parties of any legal proceedings initiated by or with any Governmental Authority with respect to the Transfer of Equity contemplated by the Agreement; (ii) keep the other Parties informed of the status of any such legal proceedings; and (iii) promptly notify the other Parties of any communication from any Governmental Authority regarding the Transfer of Equity contemplated by the Agreement.

5.4.4

If at any time the Party responsible for the satisfaction of a condition becomes aware of any fact or circumstance that would affect the satisfaction of that condition, it shall immediately notify the other Parties.

5.5

Exclusivity. From the date of signing the Agreement to the Date for Industrial and Commercial Registration of Changes, neither Selling Shareholder nor the Company shall, directly or indirectly through any Affiliate, officer, director, representative, legal representative, agent, holder of share capital or otherwise (collectively referred to as “the Representatives”), conduct, induce, initiate or encourage submission of any proposal or offer by any third party to invest in, finance or acquire the share capital or assets of the Company or the Target Company or other material transactions with respect to the Company or the Target Company (in each case, referred to as “the Relevant Advice”). The Selling Shareholders or the Company shall (and shall procure that each of their respective Representatives will): (a) immediately terminate all ongoing contracts or negotiations with respect to any Relevant Advice (if any); (b) notify the Investor within twenty-four (24) hours of any Relevant Advice being given (or any third party being consulted or approached with respect to such advice), and provide the Investor with such information as the Investor requires with respect to the Relevant Advice, consultation or approach; and (c) refuse to discuss, consider, negotiate or carry out any Relevant Advice or consultation or approach related thereto with any person in any way (directly or indirectly) through any Representative or otherwise.

5.6	Post-Closing Covenants

After the Closing, the Selling Shareholders agree and undertake that:

5.6.1

The Parties shall cooperate with each other to complete the industrial and commercial change of the transfer of the Target Equities of the Company within fifteen (15) Business Days after the Closing Date, including but not limited to signing all documents and materials required for such industrial and commercial change, and issuing the statement of giving up the right of preemption, etc.

5.6.2

Depending on the circumstances at that time, the Investor has the right to appoint an auditor to issue a special audit report of the Company and the Target Company as of the Closing Date (“the Special Audit Report”).

The Selling Shareholders, the Company and the Target Company shall cooperate. The Parties agree that if the Investor finds that the net assets of the Company and the Target Company are less than RMB 235 million according to the Special Audit Report (with the deficiency referred to as “the Deficiency of Net Assets”), the Selling Shareholders shall compensate the Investor for the Deficiency of Net Assets suffered by the Investor in full.

5.6.3

The Selling Shareholders shall fully cooperate and complete the handover as set out in Schedule 6. If any damage is caused to the Investor or the Company due to a Selling Shareholder’s non-cooperation, the Selling Shareholder shall compensate the Investor and the Company for all the losses they have suffered.

5.6.4

With three years after the Closing Date, the Selling Shareholders shall ensure the continuous production of the Target Company’s core products (see Schedule 12) (except in cases not attributable to the Selling Shareholders).

5.6.5

The Selling Shareholders shall ensure the stability of the cooperative relationship between the Target Company and the suppliers of imported equipment (at least including Asclepion Laser Technologies GmbH, Strata Skin Sciences, TavTech Ltd, Humanmed AG, Sciton Inc.). In addition, within three years after the Closing Date, the Selling Shareholders shall procure the renewal of the exclusive agency agreements between the Target Company and the suppliers of imported equipment (except in cases not attributable to the Selling Shareholders).

5.6.6

Each Party undertakes not to publish any press release, announcement or other public disclosure regarding the Equity Transfer and/or any other content about the Company without the prior written consent of the Investor, unless disclosed in accordance with the laws, regulations and requirements of competent authorities.

5.6.7

From the date of signing the Agreement until two (2) years after the Closing or two (2) years after the date on which he/she ceases to work at the Target Company (whichever is later), the Selling Shareholder will not directly or indirectly Control, operate or engage in any business similar to or competing with the Main Business of the Target Company (“the Competitive Business”), nor directly or indirectly hold any interest in, or provide any consulting or advisory services to, or work part-time in any Entity that engages in a Competitive Business with the Target

Company,nor engage in any other conduct detrimental to the interests of the Company and the Target Company, including but not limited to: (a) investing, holding, participating or indirectly Controlling an Entity engaged in a Competitive Business; (b) providing loans, customer information or any other form of assistance to an Entity engaged in a Competitive Business; (c) benefiting directly or indirectly from a Competitive Business or an Entity engaged in a Competitive Business; (d) winning or attempting to transact in any way with customers related to the Target Company or the Main Business, whether such customers are the customers of the Company and the Target Company before or after the Closing Date; or (e) employing in any form any person who has left the Company and the Target Company since the Closing Date through any person or Entity under his/her direct or indirect control or having interest with him/her, or seeking in any way to employ any employee then employed by the Company and the Target Company.

6.	Closing Conditions
6.1

The Investor’s Closing Conditions. The Investor’s obligations to complete the Closing shall be conditional upon each of the following conditions (collectively, “the Investor’s Conditions”) being satisfied or waived in writing by the Investor at or before the Closing:

6.1.1

Warranties of the Selling Shareholders. The warranties set forth in Schedule 3 are true and accurate in all material respects as of the date of signing the Agreement and the Closing Date (if any such warranties are expressly made on any other date, as of such other date).

6.1.2

Performance of the Company. The Company has performed and complied with all agreements, obligations and conditions required to be performed or complied with by it under the Agreement on or before the Closing.

6.1.3

Performance of the Selling Shareholders. Each Selling Shareholder has performed and complied with all agreements, obligations and conditions under the Agreement which are required to be performed or complied with by him/her at or before the Closing.

6.1.4

Government Authorizations. All approvals, consents, authorizations, registrations or similar ratification required by any Governmental Authority with respect to the Equity Transfer shall have been duly obtained, completed and valid at the Closing. If the Equity Transfer does not require any Governmental Authority’s approval, consent, authorization, registration or similar ratification, this condition shall not apply.

6.1.5

No Injunction or Order, etc. No injunction, order or decree of whatever nature has been issued by any court or any Governmental Authority of competent jurisdiction having the effect of preventing or prohibiting a Party from completing the Equity Transfer contemplated by the Agreement or the Transaction Documents.

6.1.6

Confidentiality and Non-compete Agreements. The Company has procured the Target Company and the Core Staff to sign employment agreements/labor contracts, intellectual property attribution agreements, and confidentiality and non-compete agreements, in each case, confirmed by the Investor.

6.1.7

Appointment of the Directors and/or Officers. The executive director or the board of directors (as the case may be) and/or the officers of the Company have been composed of such persons as the Investor shall notify in writing to the Company within 5 Business Days after the signing of the Agreement, being effective from the Closing Date.

6.1.8

Internal Approval of the Company. The Investor has received internal resolutions from the Company approving the Agreement, the proposed Equity Transfer and the resignation/appointment of Directors and/or Officers. The Directors and/or Officers to be replaced in accordance with Clause 6.1.7 of the Agreement have submitted resignation or have been removed, and the Investor has received a true and complete copy of such letters of resignation, confirming that such persons have no claims of compensations or damages against the Company based on resignation, position adjustment, termination of agreement, or unpaid remuneration

6.1.9

The Consent Letter of PENG Guohong’s Spouse. At the Closing, PENG Guohong shall deliver to the Investor a confirmation letter stating that the conditions set forth in this Clause 6.1 have been satisfied and a letter from her spouse (if any) agreeing with the Equity Transfer.

6.1.10

The Confirmation Letter of SUN Wen and Chutian Group. The Investor has received a confirmation letter issued by SUN Wen and Wuhan Chutian Laser (Group) Co., Ltd. (“Chutian Group”) regarding the corresponding patents of the Target Company, and the contents of the confirmation letter include: (i) the background and reasons for SUN Wen’s inclusion as an inventor although he is not involved in the research and development of such patents; (ii) such patents do not constitute service inventions of SUN Wen; and (iii) SUN Wen and Chutian Group have no objection to the ownership of such patents, and will not claim any rights with respect to thereto in the future.

6.1.11	No Material Adverse Effect has occurred or is foreseeable to the Target Company.
6.2

The Selling Shareholders’ Closing Conditions. The Selling Shareholders’ obligations to complete the Closing shall be conditional upon each of the following conditions (collectively, “the Selling Shareholders’ Conditions”) being satisfied or waived in writing by the Selling Shareholders at or before the Closing:

6.2.1

Warranties of the Investor. The warranties set forth in Schedule 4 are true as of the date of signing the Agreement and the Closing Date (if any such warranties are expressly made on any other date, as of such other date), other than any breach of the foregoing warranties which does not materially affect the Investor’s ability to perform its obligations under the Agreement.

6.2.2

Performance of the Investor. The Investor has in all material aspects performed and complied with all agreements, obligations and conditions under the Agreement which are required to be performed or complied with by the Investor at or before the Closing.

6.2.3

Internal Approval. The Investor has completed its internal approval procedures for signing the Agreement and other Transaction Documents as well as performing and completing the transactions contemplated herein and therein.

7.	Rights of General Indemnity and Special Claims
7.1

General Indemnity. The Selling Shareholders shall indemnify and hold harmless the Investor (“the Indemnified Parties”) from and against any and all losses, costs, damages, liabilities, claims, payment demands, judgments, settlements, taxes and dues, interests and expenses (including reasonable attorney’s fees and investigation and defense fees) (“the Loss”) incurred or suffered by or filed against the Indemnified Parties, whether or not arising from any claim by a third party, due to any of the following reasons: (i) a Selling Shareholder or the Company breaches any representations and warranties made in the Transaction Documents or any such warranty is untrue, inaccurate, willfully omitted or misleading; (ii) the Company or a Selling Shareholder breaches any covenant, promise or agreement given in the Agreement; or (iii) any matter as mentioned in Clause 7.2 hereof. For the avoidance of doubt, the Investor is entitled to exercise the right of recourse for the part of the accumulated Loss under this clause that exceeds RMB 1 million, and the Investor shall exercise such right of recourse within three (3) years after the Closing, failing which, the right of recourse shall be lost.

7.2	Right of Special Claims

For the Loss incurred or suffered by the relevant Entities as a result of any of the following issues, whether or not disclosed or known to the Investor and regardless of the Disclosure Schedule, the Selling Shareholders shall indemnify and hold harmless the Investor from and against such Loss:

7.2.1	any tax evasion including that through special treatment of transactions or finance by the Company or the Target Company prior to the Closing Date;
7.2.2

any unpaid or underpaid pension, unemployment insurance, medical insurance, work-related injury insurance, maternity insurance, housing provident fund, housing fund, welfare fund, union fund, employee education fund and any other social security fund ordered to be paid by the relevant competent authorities due to the Company’s or the Target Company’s violation of the applicable Law or the regulations promulgated from time to time by the competent authorities prior to the Closing Date (unless social security compliance certificates have been obtained for the relevant Entities from the competent authorities);

7.2.3

any off-balance sheet liabilities, administrative penalties, Actions, arbitrations, administrative investigations or other administrative or judicial proceedings arising out of any act or event of the Company or the Target Company at or before the Closing Date, or which result in the Target Company’s inability to continue to carry out the Main Business;

7.2.4

Hubei Haoweilai Photoelectric Technology Co., Ltd., a subsidiary of the Target Company, has its right to use state-owned construction land recovered free of charge by the competent authority due to the land being left idle and/or has to pay liquidated damages to the land administrative department according to the Contract for Assigning the Right to Use State-owned Construction Land;

7.2.5	any dispute or Loss caused by defective ownership of the machine or equipment that the Target Company has placed or tried out and not stored in the warehouse of the Target Company at or before the Closing Date; and

7.2.6	the Deficiency of Net Assets suffered by the Company or the Target Company prior to the Closing Date in accordance with Clause 5.6.2 of the Agreement.
7.3

If the Loss corresponding to the claim has occurred before the Investor pays the Individual Prices, the Investor has the right to deduct all or part of the Loss from the Individual Prices, and explain to the Selling Shareholders. For the avoidance of doubt, the Investor is entitled to exercise the right of recourse for the part of the accumulated Loss under this clause that exceeds RMB 1 million, and the Investor shall exercise such right of recourse within three (3) years after the Closing, failing which, the right of recourse shall be lost.

7.4

For the avoidance of doubt, if the Target Company suffers any Loss in excess of RMB 1 million due to any matter under Clause 7.2.4, PENG Guohong shall be liable to the Target Company/the Investor for 35% of the excess amount (for the matters under Clause 7.2.4, this clause shall apply, rather than any other clause).

8.	Force Majeure
8.1

No Party shall be liable to the other Parties nor shall it be deemed to be in breach of any of its obligations under the Agreement if such Party delays in performing or fails to perform any of its obligations due to causes beyond its reasonable control (including but not limited to, strikes, lockouts or other industrial action, natural disaster, plague, war or war threat, accidental or malicious damage, failure or interruption of settlement system, suspension or interruption of bank operations, or changes in international relations or failure to implement the transactions due on schedule due to Laws and regulations, policies or regulatory reasons, or any other event which should be deemed as a force majeure event under general international business practice (“Force Majeure Event”).

8.2

If a Party claims that it is unable to perform its obligations under the Agreement due to a Force Majeure Event (either on time or at all), it must immediately notify the other Parties of the nature and extent of such Force Majeure Event and provide evidence of the occurrence and persistence of such Force Majeure Event within fifteen (15) days after its occurrence.

9.	Termination and Survival
9.1	The Investor shall have the right to terminate the Agreement by giving written notice to the Company and the Selling Shareholders under any of the following circumstances, and the Agreement shall be terminated when such written notice is served on the other Parties:

9.1.1	any Material Adverse Effect has occurred to the Target Company prior to the Closing; or
9.1.2

any warranty or covenant made by the Company or the Selling Shareholders with respect to the Company and/or the Target Company is untrue, inaccurate, misleading or with omission, which has or is likely to have a Material Adverse Effect on the Company and/or the Target Company; or

9.1.3

the Investor’s Conditions fail to be fully satisfied or waived in writing by the Investor within thirty (30) Business Days after the Date of Signing the Agreement, due to any reason attributable to the Company, the Target Company or the Selling Shareholders; or

9.1.4

the Conditions for Price Payment II and/or the Conditions for Price Payment III fail to be fully satisfied or waived in writing by the Investor within sixty (60) Business Days after the Date of Signing the Agreement, due to any reason attributable to the Company, the Target Company or the Selling Shareholders.

9.2	The Parties agree that if the Agreement is terminated pursuant to Clause 9.1:
9.2.1

With respect to all or part of the Price Payment made by the Investor to the Selling Shareholders pursuant to the Agreement prior to the termination of the Agreement (“the Paid Price”), the Selling Shareholders shall return such Paid Price to the Investor within three (3) days after the Investor serves the termination notice pursuant to Clause 9.1 of the Agreement. If a Selling Shareholder fails to return the Paid Price within the aforesaid period, the Selling Shareholder shall pay interest to the Investor for the period from the overdue date to the date when the Selling Shareholder returns the Paid Payment in full to the Investor, which shall be calculated by the refundable yet not refunded price multiplied by the annual interest rate of 5%.

9.2.2

If the Agreement is terminated in accordance with Clause 9.1.1, Clause 9.1.2, Clause 9.1.3 or Clause 9.1.4 of the Agreement, the relevant Selling Shareholder (“the Default Selling Shareholder”) shall also pay the Liquidated Damages to the Investor for such breach. The Default Selling Shareholder agrees and acknowledges that such Liquidated Damages are the true estimate of the Investor’s Loss caused by such breach.

9.3	The Parties agree that if the Agreement is terminated due to PENG Guohong’s willful or fraudulent conduct:
9.3.1

The Investor has the right to require PENG Guohong to repurchase the shares of the Target Company that it has actually acquired under the PENG Guohong Share Transfer Agreement and the Minority Shareholder Share Transfer Agreement (“the Held Target Shares”) in the following manner and at the following price: PENG Guohong shall, within sixty (60) days after the termination notice given by the Investor in accordance with Clause 9.1 of the Agreement (if it is difficult to carry out the repurchase at the agreed price or within the repurchase period according to the sale window, trading method and sale restriction rules at that time, the Investor shall have the right to unilaterally extended such period), complete the repurchase of the Held Target Shares from the

Investor at the price of RMB 15.6 per share of the Target Company in the sale window and trading methods then available (including but not limited to block trading). If PENG Guohong fails to complete the repurchase of the Held Target Shares within the time limit as aforesaid, PENG Guohong shall pay the repurchase price to the Investor according to the transfer prices actually paid by the Investor in accordance with the PENG Guohong Share Transfer Agreement and the Minority Shareholder Share Transfer Agreement. The Investor shall, upon receipt of the repurchase price in full, cooperate with PENG Guohong to transfer the corresponding shares to the extent practicable. PENG Guohong does not need to pay the transfer consideration to the Investor again when handling such transfer.

9.3.2

PENG Guohong agrees to undertake to the Investor that, with respect to the equities of the Company actually acquired by the Investor under the Exiting Shareholders’ Equity Transfer Agreement, the Investor has the right to request PENG Guohong to repurchase the shares in the following manner and at the following price, specifically: PENG Guohong shall complete the repurchase of the shares of the Target Company at a price of RMB 15.6 per share for the Target Company within thirty (30) days of the termination notice given by the Investor in accordance with Section 9.1 of the Agreement. If PENG Guohong fails to fulfill such repurchase obligations within the time limit as aforesaid, PENG Guohong shall pay the repurchase price to the Investor according to the transfer prices actually paid by the Investor in accordance with the Exiting Shareholders’ Equity Transfer Agreement. The Investor shall, upon receipt of the repurchase price in full, cooperate with PENG Guohong to transfer the corresponding shares to the extent practicable. PENG Guohong does not need to pay the transfer consideration to the Investor again when handling such transfer.

9.3.3

If PENG Guohong has completed the repurchase from the Investor in accordance with the manner and at the prices stipulated in Clause 9.3.1 and Clause 9.3.2 of the Agreement, the Investor has the right to exempt PENG Guohong from the Liquidated Damages under Clause 9.2.2 of the Agreement.

9.3.4	PENG Guohong shall bear all taxes and transaction costs incurred by the Parties in performing the repurchase issues in Clause 9.3.1 and Clause 9.3.2.
9.3.5

If PENG Guohong fails to complete the repurchase within the purchase period stipulated in Clause 9.3.1 and Clause 9.3.2, PENG Guohong shall pay interest to the Investor for the period from the 30th day after the notice of termination or the expiry date of the period unilaterally extended by the Investor until the date on which PENG Guohong actually fulfil his repurchase obligation, which shall be calculated by the payable yet unpaid amount multiplied by the annual interest rate of 5%.

9.4

If the Investor fails to make the corresponding Price Payment to the Selling Shareholders within the time limit specified in Clauses 2.3, 2.4, 2.5 and 2.6 of the Agreement, the Investor shall pay penalty interest to the Selling Shareholders based on the Price Payment actually payable under the Agreement multiplied by the annual interest rate of 5%, until the date when the Investor actually pays the corresponding Price Payment or each Selling Shareholder terminates the Agreement in accordance with Clause 9.5 of the Agreement.

9.5

Each Selling Shareholder shall have the right to terminate the Agreement by giving written notice to the Investor under any of the following circumstances, and the Agreement shall be terminated when such written notice is served on the other Parties:

9.5.1

the Investor breaches the terms and time limit set forth in Clause 2 of the Agreement for making any Price Payment and fails to rectify the default within fifteen (15) days upon receipt of the notice from the Selling Shareholder requesting the same; or

9.5.2

due to the Investor, the Selling Shareholders’ Conditions fail to be fully satisfied within thirty (30) Business Days after the signing date, which has not been waived in writing by the Selling Shareholders; or

9.5.3

due to the Investor, the Conditions for Price Payment II and/or the Conditions for Price Payment III fail to be fully satisfied or waived in writing by the Investor within sixty (60) Business Days after the date of signing the Agreement.

9.6	If the Agreement is terminated in accordance with Clause 9.5 of the Agreement, the Investor shall also pay the Liquidated Damages to the Selling Shareholders for such breach.
9.7

If the Agreement is terminated, the Investor shall, within three (3) days of the termination of the Agreement, return to the Selling Shareholders all assets handed over as listed in Schedule 6 and items described in Clauses 3.2.3.2 and 3.2.3.3 of the Agreement, return all Target Equities to the Selling Shareholders within thirty (30) days after the termination of the Agreement, and restore the directors, supervisors and officers of the Company and the Target Company that have been changed due to the Agreement to the state before such changes or make the changes according to the Selling Shareholders’ opinions. The Selling Shareholders shall provide cooperation in this regard. If the Investor fails to perform the aforesaid obligations on time, it shall pay interest to the Selling Shareholders for the period from the expiry date of the aforesaid period to the date on which the Investor completes the performance of the aforesaid obligations based on the Total Price multiplied by the annual interest rate of 5%. The Selling Shareholders shall refund the Paid Price in full to the Investor within three (3) days after the termination of the Agreement by the Investor. If a Selling Shareholder fails to refund the Paid Price within the aforesaid period, the Selling Shareholder shall pay interest to the Investor for the period from the overdue date to the date when the Selling Shareholder refund the Paid Price in full to the Investor based on the refundable yet not refunded price multiplied by the annual interest rate of 5%.

9.8	Upon its termination, the Agreement shall no longer have any force and effect on the Parties other than:
9.8.1	Clauses 9, 12, 17 and 19; and
9.8.2	any rights or remedies accrued to a Party prior to the termination of the Agreement.

10.	Tax and Expenses
10.1

The Selling Shareholders and the Investor shall bear all taxes, fees and expenses incurred by themselves in connection with the Equity Transfer contemplated by the Agreement. Notwithstanding the foregoing, if the Closing does not occur due to the Company, the Target Company and the Selling shareholders, the Company shall bear the expenses incurred by the Investor for the Equity Transfer contemplated by the Agreement (including but not limited to all expenses incurred in hiring law firms, accounting firms, financial consultants and other intermediaries to conduct due diligence on the Company, to draft and to negotiating the Transaction Documents, etc.) (“the Investor’s Expenses”). If the Closing does not happen due to the Investor, the Investor shall bear the expenses incurred by the Company, the Target Company and the Selling Shareholders for the Equity Transfer under the Agreement (including but not limited to all expenses incurred in hiring law firms, accounting firms, financial consultants and other intermediaries for the Equity Transfer contemplated by the Agreement and all compensations for the relevant intermediaries due to the termination of being listed in the selected layer) (“the Selling Shareholders’ Expenses”). For the avoidance of doubt, the amount of the Investor’s Expenses or the Selling Shareholders’ Expenses under this clause shall not exceed RMB 3 million.

11.	No Partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties or any of them.

12.	Announcement and Confidentiality
12.1

Without the prior approval of the Investor, the Selling Shareholders and the Company (which approval shall not be unreasonably withheld or delayed), no Party shall make any announcement relating to the Agreement or other Transaction Documents (whether before or after the Closing Date), unless such announcements are required by the applicable Law or the regulations of the stock exchange binding on the Parties concerned (in which case, the disclosing Party shall use its best efforts to notify and take into account the views of the other Parties).

12.2

In addition to the foregoing, the Parties understand and acknowledge that, the Agreement and other Transaction Documents, and any oral or written information exchanged between or obtained by the Parties and their Affiliates in connection with the Transaction Documents, as well as any information relating to any dispute arising out of or in connection with performance, interpretation, breach, termination or effectiveness of the Transaction Documents shall constitute the Confidential Information. Each Party shall, and shall cause its respective Representative

(including but not limited to any officer, director, employee, shareholder, agent or Affiliate) to keep confidential such Confidential Information, and not to disclose any such Confidential Information to any third party (other than the Investor’s potential investors, affiliates and their professional advisors), unless:

12.2.1

such Confidential Information is publicly available or becomes publicly available through no disclosure of a Party to the Agreement or its Representatives or third parties subject to confidentiality provisions;

12.2.2	the Confidential Information is informed to the other Parties of the Agreement or their Representatives by a Party or its Representatives on a non-confidential basis prior to disclosure hereunder;
12.2.3

disclosure of the Confidential Information is required by the applicable Law, including but not limited to disclosure of the Confidential Information pursuant to listing rules or requirements of any securities regulatory authority, in which case, the Party obligated to disclose shall consult the other Parties with respect to such disclosure within a reasonable time prior to the disclosure and seek possible confidential treatment for the Confidential Information disclosed at the request of the other Parties;

12.2.4	any disclosure is made to third parties (including professional advisers) on a confidential basis for the purpose of fulfilling a Party’s obligations or exercising its rights under the Agreement; and
12.2.5

any disclosure is made on a confidential basis to a Party’ shareholders, Affiliates, limited partners and general partners (including existing or potential limited partners and general partners of the Affiliates) and their respective professional advisers.

13.	Entire Agreement
13.1

The Agreement, the Transaction Documents and the documents in the agreed forms attached to the Agreement as the schedule hereto constitute the entire agreement between the Parties with respect to the subject matter of the Agreement.

13.2	For the avoidance of doubt:
13.2.1	the Transaction Documents supersede and terminate any warranties previously made or given by any Party;

13.2.2

each Party confirms to the other Parties (and the Transaction Documents shall be executed on the basis of such confirmation) that it has not been induced to enter into any such Document by any warranty other than those contained in the Agreement, and it does not rely on any warranty other than those contained in the Agreement; and

13.2.3

In the absence of fraud, each Party irrevocably and unconditionally waives its right to claim compensation in respect of the Agreement or any other Transaction Document or to terminate the Agreement or any other Transaction Document as a result of any misrepresentation or warranty not mentioned in the Agreement or any other Transaction Document.

13.3	The Parties acknowledge and agree that the provisions of this Clause 13 are reasonable.
14.	Amendment

Any amendment to the Agreement or to any document in the agreed forms shall not be effective unless it is in writing and signed by the Investor, the Selling Shareholders and the Company or their respective representatives.

15.	Waiver

No waiver by a Party of any breach or non-performance of any provision of the Agreement by any other Party shall be deemed a waiver of any subsequent or other breach of this or any other provision. No failure to exercise or delay in exercising any right or remedy under the Agreement shall constitute a waiver of such right or remedy. No single or partial exercise of any right or remedy under the Agreement shall preclude or limit any further exercise of such right or remedy. The rights and remedies of a Party under the Agreement are cumulative and do not exclude any rights and remedies provided by Law.

16.	Severability

The invalidity, illegality or unenforceability of any provision of the Agreement shall not affect the continuing validity of the remainder of the Agreement.

17.	Notice
17.1	Any notice given pursuant to the terms of the Agreement must be in writing and the addresses and contact information of the Parties are set forth in Schedule 7.
17.2	If a Party is an individual, notice may only be served:

17.2.1by personal delivery;

17.2.2	by a courier service company to his/her address referred to in Clause 17.1 with a prepaid letter identifying such person as the addressee;
17.2.3	in an envelope identifying such person as the addressee delivered by hand to him/her or left at his/her address; or

17.2.4by fax (with confirmation of transmission without error) or E-mail.

17.3	If a Party is a company, notice may only be served:
17.3.1	in a prepaid letter identifying such Party or any of its officers as the addressee which shall be sent to the registered office of such Party by a courier service company;
17.3.2	by personal delivery to its registered address; or
17.3.3	by fax (with confirmation of transmission without error) or E-mail (with confirmation of receipt) to any officer of the Party.
17.4	Any notice:
17.4.1

if delivered to the recipient in the manner specified in the Agreement and if delivered by a courier services company, it shall be deemed to have been served or delivered two Business Days after delivery to the courier services company;

17.4.2

if delivered to or placed at an address by hand in accordance with the Agreement rather than being delivered by a courier services company, it shall be deemed to have been served on the day of delivery or placement by hand;

17.4.3

if sent by fax, it shall be deemed to have been served or delivered at the time of sending, and a processing report or log generated by the facsimile machine attesting to the correctness of the facsimile transmission shall constitute sufficient proof of such service; and

17.4.4

if sent by email, it shall be deemed to have been served or delivered at the time of sending and a copy of such email indicating the date and time of transmission shall constitute sufficient proof of such service.

17.5

In the event any Party changes the address for service and contact information set forth in Schedule 7 to the Agreement (“the Changing Party”), it shall notify the other Parties within five (5) days of such change. Otherwise, the service made according to the service address and contact information agreed in Schedule 7 to the Agreement shall be valid, and the Changing Party shall bear the legal consequences arising therefrom.

18.	Counterparts

The Agreement may be executed in any number of counterparts, each of which, when executed by one or more Parties, shall constitute an original, but all counterparts shall constitute one and the same instrument.

19.	Applicable Law and Dispute Settlement
19.1	The Agreement shall be governed by and construed in accordance with the Chinese Law, without regard to its conflicts of law principles.
19.2

Any dispute between the Parties shall be submitted to by China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration (“the Arbitration Rules”), with the following modifications:

19.2.1	The number of arbitrators shall be determined and appointed in accordance with the Arbitration Rules;
19.2.2	The language used in the arbitration proceedings shall be Chinese;
19.2.3	Subject to the overall discretion of the arbitration tribunal, the arbitration fees, including the fees of CIETAC and the arbitrators and attorneys’ fees, shall be borne by the losing party;
19.2.4

When the dispute is submitted for arbitration under Clause 19.2, no Party shall disclose any information or details relating to the dispute without the written consent of the other Parties to the dispute, except as required by the applicable Law or the regulations of any stock exchange; and

19.2.5	Except for the matters in dispute, the Parties to the dispute shall continue to perform their respective undisputed obligations under the Agreement.
19.3	The arbitral award of the arbitration tribunal is final and binding upon the Parties. Parties to the dispute shall waive their right of appeal (if any) to the extent permitted by the Laws.

20.	Language and Versions

The Agreement is made and executed in Chinese and shall come into force as of the date of being signed by the Parties, which shall be binding upon the Parties. The Parties agree that, if, for the purpose of registration of industrial and commercial changes, the Parties may separately sign another equity transfer agreement (hereinafter referred to as “the Industrial and Commercial Version of the Equity Transfer Agreement”). Any matter not stipulated in the Industrial and Commercial Version of the Equity Transfer Agreement shall be governed by the Agreement. If the provisions of the Industrial and Commercial Version of the Equity Transfer Agreement are inconsistent with those of the Agreement, the provisions of the Agreement shall prevail.

(The remainder of this page is intentionally left blank)

IN WITNESS WEHEROF, the Parties or their duly authorized representatives have executed the Agreement.

Beijing So-Young Technology Co., Ltd. (Official Seal)

Signed by the Authorized Representative: /s/ Beijing So-Young Technology Co., Ltd.

Schedule 1.Details of the Company

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Schedule 2.The Selling Shareholders and the Target Equities

No.	Name	Amount of the Transferred Registered Capital (RMB 0’000)	Equities Transfer Proportion	Shares of the Target Company (ten thousand shares)	Individual Price (RMB 0’000)	Price Payment I (RMB 0’000)	Price Payment II (RMB 0’000)	Price Payment III (RMB 0’000)	Price Payment IV (RMB 0’000)
1	PENG Guohong	2469.924	71.592%	1789.8	27,920.88	13,954.20	3,488.55	3,488.55	6,977.10
2	TAN Yan	82.8	2.40%	60	936.00	468.00	117.00	117.00	234.00
3	LI Mingbin	110.4	3.20%	80	1,248.00	624.00	156.00	156.00	312.00
4	HAO Sixin	110.4	3.20%	80	1,248.00	624.00	156.00	156.00	312.00
5	XUE Yongli	41.4	1.20%	30	468.00	234.00	58.50	58.50	117.00
6	ZHANG Honglin	34.5	1.00%	25	390.00	195.00	48.75	48.75	97.50
7	CHENG Hui	138	4.00%	100	1,560.00	780.00	195.00	195.00	390.00
8	ZHOU Linrong	6.9	0.20%	5	78.00	39.00	9.75	9.75	19.50
9	CUI Lan	69	2.00%	50	780.00	390.00	97.50	97.50	195.00
10	YU Yang	13.8	0.40%	10	156.00	78.00	19.50	19.50	39.00
11	XU Zhiqin	13.8	0.40%	10	156.00	78.00	19.50	19.50	39.00
12	ZHAO Bo	20.7	0.60%	15	234.00	117.00	29.25	29.25	58.50
13	FENG Zhengkai	6.9	0.20%	5	78.00	39.00	9.75	9.75	19.50
Total		3,118.524	90.392%	2,259.80	35,252.88	17,626.44	4,406.61	4,406.61	8,813.22

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Schedule 3.Warranties of the Selling Shareholders

Except as disclosed through the public information channels of National Equities Exchange and Quotations Co., Ltd. (the Parties agree that the serial numbers in the Disclosure Schedule shall correspond to the serial numbers in Schedule 3 to the Agreement. However, any of the terms of the Disclosure Schedule shall be deemed to disclosure with respect to such other warranties):

1.	Matters about the Company and the Target Company
(a)

Organization, legal registration and qualifications. The Company and the Target Company are duly incorporated and validly existing and meet all registration approval requirements. The Company and the Target Company have the capacity and authority to own and operate its business.

(b)

Constitutional documents. The constitutional documents of the Company and the Target Company delivered to the Investor are true and complete, and the undelivered constitutional documents will not adversely affect the Investor or cause any Loss to the Investor. The aforesaid constitutional documents are valid on the date of signing the Agreement and not superseded by other documents. All Laws and procedural requirements and other formalities relating to the aforesaid constitutional documents have been duly complied with in all material respects.

(c)

Options, warrants and reserved shares. There is no outstanding option, warrants, rights (including conversion rights or pre-emption rights) or agreements to subscribe for or purchase any equity securities of the Company and the Target Company or any other securities convertible to or ultimately exchangeable or exercisable for any equity securities of the Company and the Target Company. Neither shares or equities in the capital stock of the Company and the Target Company, nor shares or equities that may be issued upon exercise of any options, warrants or rights outstanding, nor any other shares or equities issuable by the Company and the Target Company, are subject to any preemptive right or any other to subscribe for or purchase such shares or equities (whether in favor of the Company and the Target Company or any other person) due to any agreement or undertaking by the Company and the Target Company.

(d)

Other rights relating to the equities. There are no voting rights agreements or similar agreements relating to the equity securities of the Company and the Target Company currently outstanding or which may be subsequently issued.

(e)	Encumbrance. No Encumbrance is created on the Target Equities nor is there any

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agreement, arrangement or obligation to create or generate any Encumbrance on the Target Equities. Each Selling Shareholder has full ownership of the equities held in the Company and the Target Company, including the right of possession, use, earning and disposition. Such equities or capital contributions are free from any mortgage, pledge, trust, holding entrustment or any other Encumbrance, not subject to any judicial enforcement measures such as freezing, not involved in any controversy or dispute, and free from any other defect of rights such as contingent liabilities or potential liabilities that may affect the full ownership of such equities.

(f)	Subsidiaries. Other than the Target Company, the Company has no Subsidiary.
(g)

Records of the Company. The register of shareholders, resolutions and all other documents required by the Company to be filed with any relevant Governmental Authority have been filed or submitted for filing, and all resolutions required by the applicable Law or the articles of the Company then in force or the relevant by-law of the Company then in force have been passed.

2.	Authorization and Validity of the Transaction
(a)

Authorization. Each Selling Shareholder has the power and authority to execute, deliver and perform the Transaction Documents to which he/her is a signatory. All actions required for each Selling Shareholder to authorize, execute and deliver the Transaction Documents, to perform all of his/her obligations under such documents, to file and (if necessary) to ratify the articles of association and the Agreement, have been or will be taken prior to the date of the amended business license. All actions required for each Selling Shareholder to transfer the equities of the Company have been or will be taken prior to the date of the amended business license.

(b)

Enforceability. The Agreement is, and each of the other Transaction Documents to which the Company and the Selling Shareholders are parties, when signed, will become valid and binding obligations for the Entity, enforceable against it in accordance with their respective terms, in each case, subject to bankruptcy or other similar Laws affecting creditor rights generally.

(c)

Consent and approval. Unless otherwise provided in the Agreement, all consents, approvals, orders, authorizations, registrations, qualifications, instructions, declarations or filings required for the Selling Shareholders to execute, deliver and perform the Transaction Documents or to complete the Equity Transfer have been obtained from all Governmental Authorities concerned or any other competent corporate authority.

(d)	No default. Neither execution and delivery by each Selling Shareholder of the Transaction Documents to which he/she is a party, nor implementation and

4

performance of the Equity Transfer by the above-mentioned Entities, will:

(i)	breach or constitute a default under any constitutional document or memorandum, articles of association, bylaws or other constitutional documents of the Entity;
(ii)

result in any breach of, or constitute a default under, any Contract to which the person is a party or to which his/her property or Assets are bound, or cause an acceleration of any obligation under any loan agreement; or

(iii)	result in any breach, violation or non-performance of any applicable Law binding the Entity.
(e)

No brokerage fees. No third party is entitled to collect any brokerage fee, referral fee, financial consulting fee, legal consulting fee, financial services fee, tax consulting fee and other similar intermediary fees and remuneration in connection with the Equity Transfer contemplated by the Agreement due to execution of any arrangement, Contract or agreement by or on behalf of a Selling Shareholder, thereby causing the Company or the Target Company to assume liabilities and obligations in excess of RMB 200,000.

3.	Ownership of the Target Equities

At the Closing, the Selling Shareholder owns its own Target Equities free from any Encumbrance. Upon the sale and delivery of such Target Equities of the Selling Shareholder to the Investor pursuant to the terms of the Agreement, the Investor shall acquire all legal and valid ownership of such Target Equities, free from any Encumbrance (other than those unable to be realized due to any act or omission of the Investor), and all such equities are legally and validly issued, fully paid and non-assessable before and at the Closing.

4.	Compliance with the Law
(a)

No violation of the Law. In addition to the expenditure items listed before the Financial Statements Date, the Company and the Target Company do not violate any relevant Law which may result in the total Loss of the Company or the Target Company in excess of RMB 500,000, including but not limited to the Laws concerning industry and commerce, finance, taxation, fire control, customs, construction, land and house use and management, foreign exchange, environmental protection, labor (including the payment of social insurance and housing provident fund), and taxation, etc.

(b)	License. The Company and the Target Company own all licenses, approvals,

5

authorizations, concessions and permits necessary to operate and maintain their existing businesses (including, but not limited to, the research & development, production, sales and agency of laser and other optoelectronic medical and beauty equipment). The Company and the Target Company have not breached or defaulted on any such licenses, approvals, authorizations, concessions or permits.

(c)	Intervention in the transaction. To the knowledge of the Selling Shareholders, no Governmental Authority or anyone else:
(i)

with respect to restricting, prohibiting or otherwise opposing the transfer of the Target Equities, has requested any information regarding the Company and the Target Company and the existing shareholders, or has brought or may bring any legal proceedings, arbitration or administrative proceedings or inquiries or regulatory inquiries against the Company and the Target Company and the existing shareholders; or

(ii)

has proposed or made any statue that would prohibit, substantially limit or substantially delay the transfer of the Target Equities or the post-closing operations of the Company and the Target Company.

(d)

No bribery. Neither the Company nor the Target Company nor any of their directors, officers or senior managers nor any person acting on their behalf, has been engaged in any act or transaction involving payment or authorization of payment or giving of anything of value to any Government Official, political party, official thereof or any candidate for political office, for purpose of influencing such recipient in its or his official capacity, in order to assist the Company and the Target Company or any other person in obtaining or retaining business or directing business to the Company and the Target Company or any other person.

5.	Assets and Equities
(a)

With respect to all material Assets and equities acquired and held by the Company and the Target Company (including but not limited to Equipment, land and real estate, buildings, intellectual properties and other intangible Assets):

(i)

Their legal or beneficial ownership are exclusively owned by the Company and the Target Company (in respect of the patent with Patent Registration No. ZL201611257675.X, LIANG Hong is one of the named inventors), free from any Encumbrance (other than the security documents and any retention of title or lien arising in the ordinary course of business);

(ii)	They are held or controlled by the Company and the Target Company, if it is practicable to do so; and

6

(iii)	They have been acquired and held with proper procedures (if applicable) and the relevant considerations or compensations have been properly paid.
(b)

Both the Company and the Target Company have entered into true and valid leases with respective owners or entitled leaseholders of the leased premises (other than the house-leasing contract concluded and signed by and between Wuhan Haoweilai Technology Co., Ltd. and Wuhan Huayuan Electric Power Co., Ltd.); the Company and the Target Company have a binding lease interest in the Leased Premises and perform their obligations under such leases in all material respects during (including but not limited to payment of rent and expenses) the lease terms.

(c)

Apart from the civil case over purchase and sale contract between the Target Company and Beijing Ruiershi Import & Export Trade Company (Case No.: (2019) E 0192 MIN CHU No. 3642), to the knowledge of the Selling Shareholders, the Company and the Target Company have already obtained the Assets and equities required for conducting the Main Business, and they have not found any agreements, administrative orders or rulings that may adversely affect the normal use of the Assets and equities by the Company and the Target Company as agreed and expected.

(d)	Confidential Information
(i)	The Company and the Target Company have not abused or been engaged in activities involving the abuse of any confidential information of third parties.
(ii)

The Company and the Target Company have not breached any agreement and/or arrangement that materially affect it and under which it is provided with any confidential information of third parties, and the Company and the Target Company have not been aware of any circumstance which may terminate their right to use such confidential information.

(iii)

The Company and the Target Company have not been aware of any actual or alleged misuse of any confidential information of the Company and the Target Company by anyone. To the knowledge of the Selling Shareholders, the Company and the Target Company have not disclosed any confidential information to anyone except as appropriate in the normal course of business. The Company and the Target Company have entered into confidentiality agreements with the recipients of their confidential information at the time of disclosure, requiring such recipients to keep confidential such confidential information.

(e)	Equipment. The Company and the Target Company lawfully possess, own, lease or are entitled by contract to use the material Equipment used in the course of business

7

(including the Equipment reflected in its latest Financial Statements and the Equipment acquired after the Financial Statement Date), without any off-the-book Assets; All such Equipment is not subject to any Encumbrance, and it is in compliance with the applicable Law in all material respects. The Equipment and Assets required by the Company and the Target Company to conduct their business are in good maintenance, operation and repair except for normal wear and tear.

(f)	Intellectual Properties
(i)

The Company and the Target Company legally own or have the right to use all Intellectual Properties (including but not limited to patents, trademarks, copyrights, know-how, domain names and trade secrets) required for their production and business operations. Such Intellectual Properties are free from any Encumbrance or any Debt under Encumbrance.

(ii)

Apart from the four trademarks and the nineteen patents transferred from Wuhan Chutian Laser (Group) Co., Ltd., all other Intellectual Properties owned or used by the Company and the Target Company have derived from their own research and development and original acquisition. Apart from SUN Wen and LIANG Hong, the R&D staff, inventors and other personnel involved in R&D work for the Company’s Intellectual Properties are all employees of the Company. The Target Company has a valid license to use the Intellectual Properties obtained by license, and the Target Company does not license any third party to use the existing Intellectual Properties.

(iii)

The Company and the Target Company have not been engaged in or failed to be engaged in any conduct (including failure to pay any application fee, review fee, license fee, subsequent registration fee, maintenance fee, annual fee or similar fee, and failure to disclose any known prior technology related to the patent application process) with respect to waiver, abolishment, cancellation, forfeit, invalidation or unenforceability of any Intellectual Property which is reasonably expected to have a material effect on their business. The Company and the Target Company have taken all reasonable steps to protect their Intellectual Properties in accordance with the general industry practice and have at all times maintained the confidentiality of the information constituting the trade secrets of the Company and the Target Company.

(iv)

There are no claims, disputes or legal proceedings that have occurred or may occur against the Company and the Target Company alleging infringement upon or unauthorized use of any Intellectual Property, trade secret, proprietary information or other similar rights. There are no claims, disputes or legal proceedings that have arisen or may arise challenging the ownership, use,

8

validity or enforceability of any Intellectual Property owned by or licensed exclusively to the Company and the Target Company. In addition, neither the Company nor the Target Company has received any notice or claim challenging any Intellectual Property owned by them in whole or in part. All rights that the Company and the Target Company have to the Intellectual Properties owned by them are valid and enforceable. The Intellectual Properties owned by or licensed to the Company and the Target Company are not subject to any outstanding order, judgment or decision restricting its use or licensing, which has not been held invalid or unenforceable in whole or in part, and to the knowledge of the Selling Shareholders, there is no possibility of being judged invalid or unenforceable. The Company and the Target Company have obtained all authorizations or licenses required for any business operation involving the Intellectual Properties of others. The Company and the Target Company have not infringed on Intellectual Properties, trade secrets, proprietary information or other similar rights of any other person in China.

(v)

The Target Company assembles and sells the agent products in accordance with the relevant agreement documents entered into between the Target Company and the agents. The Target Company does not reverse engineer the Intellectual Properties of the agents, or infringe on the Intellectual Properties of the agents, or otherwise violate the provisions on the Intellectual Properties in those agreements.

(vi)

Except for the two domain names which have not accomplished the ICP filings, other trademarks, patents, software copyrights and domain names owned by the Company and the Target Company have been formally registered or recorded in accordance with the Law. Any and all Intellectual Properties developed by the Target Company and/or its directors, supervisors and officers and/or its past and present employees in the course of their acts of duty for the Target Company are owned by the Target Company. There is no Intellectual Property in connection with the Main Business of the Target Company registered in the name of PEN Guohong or any of her Affiliates (including any Entity which the foregoing persons can directly or indirectly control or exert significant influence on in any way) or any of the Target Company’s directors, supervisors or officers (other than outside directors). By accepting the employment of the Target Company and engaging in the business activities of the Target Company, the Target Company’s directors, supervisors and officers have not violated any confidentiality agreement, non-compete agreement or similar document entered into by the Target Company respectively, nor does it constitute a violation of the legal rights of their former employers or other intellectual property holders. Each Selling Shareholder shall

9

be liable for the warranty obligations and liabilities for damages under this clause separately.

(vii)

The Company and the Target Company have taken all appropriate measures to protect the confidentiality, integrity and security of their software, databases, systems and networks, as well as the confidentiality, integrity and security of the Internet sites, all users thereof, and all information stored or posted on or transmitted through such sites (including transactions), to protect the foregoing from any unauthorized use, access, interference or modification, including: use of reliable encryption tools (or equivalent method) to ensure security and integrity of the transactions implemented by software, adoption of reliable method (including password) to ensure precise identities of their users and customers, and adoption of all reasonable mechanisms to ensure enforceability of any transaction reached through their websites. The Company and the Target Company have complied with the applicable Laws and privacy policies that govern the privacy and related information of all online users and customers.

(viii)	The Selling Shareholders shall not be liable for compensation for any Loss related to Intellectual Properties incurred by the Company or the Target Company due to the Investor.
(ix)

The Selling Shareholders shall not be liable for attorney’s fees, litigation costs, arbitration fees, notarization fees, and investigation fees etc. arising from the Intellectual Property Actions/arbitrations.

6.	Contracts and Transactions
(a)	Abnormal Agreements. At the date of signing the Agreement, the Company and the Target Company have no outstanding agreements as follows:
(i)	any agreement not entered into for general and normal business and involving the Company’s and the Target Company’s expenses or revenues in excess of RMB five hundred thousand (RMB 500,000);
(ii)

any agreement with the Company’s and the Target Company’s Affiliates that involves cumulative expenditure or income in excess of RMB three hundred thousand (RMB 300,000) in a single transaction or within any consecutive 12 months;

(iii)

any agreement concluded and signed with any of the Company’s and the Target Company’s directors or officers involving payment or other consideration to such director or officer in excess of RMB five hundred thousand (RMB 500,000) in any given year (other than labor contract, employment agreements and

10

appointment documents signed with the officers or directors);

(iv)	any joint venture, partnership or similar agreement with any other person involving sharing of profits, losses, costs or liabilities other than in the ordinary course of business;
(v)

any agreement prohibiting or restricting the Company and the Target Company from (a) participating in any service of whatever form related to the Main Business; (b) competing with any person; or (c) entering into or extending the nature or geographical scope of their business anywhere in the world;

(vi)

any agreement to acquire or dispose of the business or Assets of the Company and the Target Company after the date of signing the Agreement in excess of RMB five hundred thousand (RMB 500,000), other than in the ordinary course of business;

(vii)

any agreement involving the provision to any person of the right of first refusal to purchase Assets or property of the Company and the Target Company in excess of RMB five hundred thousand (RMB 500,000); or

(viii)

agreements, understandings, documents, Contracts, proposed transactions, judgments, or orders which materially affect the financial or business position of the Company and the Target Company in any material aspect outside the ordinary course of business (”the Material Contracts“).

(b)

Validity of Contracts. The Material Contracts provided by the Company and the Target Company to the Investor in the course of due diligence shall constitute valid and binding obligations of the Company and the Target Company, enforceable against the Company and the Target Company in accordance with their respective terms (other than subject to bankruptcy) and in full force and effect, except where they are invalidated or unenforceable for reasons not solely attributable to the Company and the Target Company. There is no ongoing or to the knowledge of the Company and the Target Company, threatened cancellation of any such Contract, nor any default under any such Contract, nor any event which may constitute a default with notice or lapse of time or both, other than such ongoing or threatened cancellations, existing defaults or events which, either separately or collectively, have a non-material impact on the financial conditions, properties, business or performance results of the Company and the Target Company as a whole.

(c)	There is no non-compete agreement or other similar undertaking to which the Company and the Target Company are parties that would impose restrictions on the Investor or any of its Affiliates.
7.	Finance

11

(a)

Financial Statements. The Company and the Target Company have duly prepared or delivered to the Investor copies of their management accounts as of March 31, 2021 (“the Financial Statements Date”) (including the balance sheet, relevant statement of profit and loss for the year ended on the Financial Statements Date, statement of changes in owners’ equity and statement of cash flows, including the notes to such statements (collectively, “the Financial Statements”). The management accounts have been prepared on a consistent basis in accordance with the PRC GAAP in effect from time to time except as set out in the notes, fairly reflecting the financial positions of the Company and the Target Company as of the Financial Statements Date in all material respects and the income statement, statement of changes in owner’s equity and cash flow statement up to the Financial Statements Date.

(b)

Financial Obligations. The Company and the Target Company have no Debt, liabilities, obligations or claims, whether or not of a contingent nature (collectively, ”the Relevant Liabilities“), other than those set forth or provisions made therewith in the management accounts. However, the Relevant Liabilities exclude the relevant liabilities incurred by the Company and the Target Company since the Financial Statements Date in carrying out their general and normal business in a manner consistent with past practice and the relevant liabilities incurred by the Company and the Target Company since the Financial Statements Date outside of their general and ordinary business but which, individually or cumulatively, are not material to the financial conditions, properties, business or performance results of the Company and the Target Company as a whole.

(c)

Financial Records. The Company and the Target Company have not set up any funds or Assets for any purpose that are not recorded in the books, records or the Financial Statements of the Company and the Target Company. In accordance with the Accounting Law of the People’s Republic of China and the Enterprise Financial and Accounting Reports Regulations, the flow and use of funds involved in all operating activities, investment activities and financing activities of the Company and the Target Company shall be reflected in the accounting records provided by the Company and the Target Company (including but not limited to accounting vouchers, accounting books, the Financial Statements and other accounting information) truly, completely and accurately. Receipt and payment vouchers of the Company and the Target Company in all material respects are a true, complete and accurate reflection of the nature, amount and purpose of each payment received or paid by or on behalf of them, complying with the existing financial accounting system or other internal control procedures of the Company and the Target Company.

(d)	External Guarantees. The Company and the Target Company have not provided any guarantee for anyone’s Debt.

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8.	No Change

Except as otherwise required or contemplated under the Transaction Documents, since the Financial Statements Date, the Company and the Target Company have only been engaged in their general and normal business in accordance with their past practice and not involved in any material transaction other than the general and normal business in accordance with their past practice. In addition, (i) there is no Material Adverse Effect on financial conditions, business or performance results of the Company and the Target Company and no material change in their properties; (ii) the Company and the Target Company have not made any material changes to their accounting principles, practices or methods in accordance with the PRC GAAP; (iii) the Company and the Target Company have not declared any dividend or made other distributions to the shareholders; (iv) no changes have been made to the Company and the Target Company’s constitutional documents other than the Amended and Restated Articles of Association; (v) the Company and the Target Company have not sold any material Assets, nor have the Company and the Target Company acquired any person or any of its divisions or any material part thereof; (vi) the Company and the Target Company have not waived any Debt outside of their general and normal business; (vii) the Company and the Target Company have not issued any class of equities, shares, options, warrants or other rights to purchase equities or shares or securities convertible into or exchangeable for equities or shares; and (viii) there has been no liquidation, dissolution or winding up of the Company and the Target Company.

9.	Taxes, Records and Tax Returns
(a)

All material taxes payable by the Company and the Target Company (including taxes withheld by the Company and the Target Company in connection with the distribution of profits to its shareholders) have been paid or reserved in their accounts.

(b)

The Company and the Target Company have filed all taxable incomes, costs, expenses and profits within the time limit required by the Tax Law of the People’s Republic of China and the relevant rules and regulations and have provided all major tax-related information to be provided, including but not limited to, monthly or quarterly tax returns and statistical statements, annual enterprise income tax settlement, and annual industrial and commercial inspections. The Company and the Target Company have kept all records related to taxes in all material respects and timely complied with all reasonable requirements set forth in all notices issued to them by any tax authorities and all other requirements according to Law.

(c)	The Company and the Target Company have not had any major tax related disputes with any tax authorities.

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10.	Operations
(a)

There are no existing facts or circumstances which have adversely affected or might adversely affect the Company’s and the Target Company’s ability to conduct its business in the current manner or the manner proposed to adopt in all material respects.

(b)

The Equity Transfer proposed by the Agreement will not cause any significant client, supplier of or any Governmental Authority in cooperation with the Company and the Target Company to cease any material transaction with the Company and the Target Company, and the validity of the relevant Contracts will not be affected by the transaction under the Agreement.

(c)	Post Report Date Events. From the Financial Statements Date to the Closing Date:
(i)

the Company and the Target Company have at all times maintained their going concerns in accordance with lawful, normal and customary business procedures, without any interruption or change in nature, scope or manner;

(ii)	there have been no Material Adverse Effect on business, operations, financial conditions, assets or liabilities of the Company and the Target Company;
(iii)	the Company and the Target Company have not defaulted on their Debts and have not been told to prepay;
(iv)

Other than the sale or disposal of assets in the ordinary course of business, the Company and the Target Company have not purchased, sold, transferred or otherwise disposed of any Asset in a single transaction in excess of RMB two hundred thousand (RMB 200,000) or for a series of related transactions in excess of RMB five hundred thousand (RMB 500,000);

(v)	the Company and the Target Company have had no capital expenditure or capital expenditure commitment beyond the annual capital plan in excess of RMB five hundred thousand (RMB 500,000);
(vi)

the Company and the Target Company have not paid amount or benefit to their directors, officers or employees in salaries, bonuses, awards or other forms in excess of those paid or distributed to the aforesaid persons by the Company and the Target Company on the Financial Statements Date to increase their total salaries;

(vii)	except for the purposes of Clauses 6.1.6 and 3.2.3.1 of the Agreement, the Company and the Target Company have not entered into any new employment contract with their

14

directors or officers, nor have they been bound by any contractual or other obligations to change the terms of service agreements of its directors, officers or employees prior to the Equity Transfer or at any other time;

(viii)

the Company and the Target Company have not passed any resolution or taken other actions that resulted in a material reduction in the value of their net assets (a material reduction refers to a change in net asset value of more than 10% (inclusive)).

(ix)	the Company and the Target Company have not adopted management or operating methods inconsistent with normal past business practices;
(x)	the Company and the Target Company have not undergone any Material Adverse Effect on their business or prospects currently being performed or proposed to be performed, whether or not insured therefor;
(xi)	the Company and the Target Company have not expressly waived all or part of any valuable right or claim;
(xii)	the Company and the Target Company have not modified any Material Contract signed by them or to which they are bound;
(xiii)	except for the purposes of Clauses 6.1.6 and 3.2.3.1 of the Agreement, the Company and the Target Company have had no directors, officers or Core Staff left office; and
(xiv)	There has been no decrease in the value of tangible Assets of the Company and the Target Company (other than normal depreciation and amortization).
11.	Labor
(a)	There are no ongoing strikes or collective labor disputes between the Company or the Target Company and their respective employees.
(b)

Outside the ordinary course of business, the Company and the Target Company have not materially changed any agreement or arrangement in the employment Contract of any director and employee, nor have they entered into any agreement obliging them to materially increase the compensation base and/or rates, and/or to provide other benefits in kind to directors or employees (other than normal holiday benefits to employees), except in compliance with Clauses 6.1.6 and 3.2.3.1 of the Agreement.

(c)	The Company and the Target Company have not made outstanding loans or other advances to any employee (other than travel expenses, service fees and other advances

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and employee benefits provided in the ordinary course of business).

(d)

The Company and the Target Company have complied with all applicable Laws related to employment or labor relations, including taking the following actions promptly: (1) withholding the corresponding amounts required to be withheld from the employees of the group members by the applicable Law, and remitting the same to the competent government departments, including withholding and remitting individual income tax and the shares of social insurances payable by the employees of the group members (including pension insurance, medical insurance, work-related injury insurance, maternity insurance, unemployment insurance and housing provident fund, collectively, “the Social Insurances”); (2) paying all employee benefits required by the applicable Law to the competent government departments, including the corresponding shares of the Social Insurances and housing provident fund payable by the Company and the Target Company; and (3) paying to each employee of the Company and the Target Company all amounts required to be paid under the applicable labor Laws and labor terms applicable to such employee of the group, including all salaries, bonuses, benefits, severance payments, allowances and other emoluments payable to such employee, unless the relevant competent department has issued a certificate of no violation of laws and regulations.

(e)

Neither the Company nor the Target Company shall, in accordance with any employment Contract or personnel service Contract concluded and signed by them, be liable for any outstanding material liability; make service payment or compensation, be subject to protective clauses or pay improper or unfair dismissal compensation, fail to comply with orders for reinstatement or re-employment of any employee; or assume any other liability arising from the termination of the employment or service contract.

(f)

There are no pending or (to the knowledge of the Selling Shareholders) imminent strikes involving the Company or the Target Company arising in the ordinary course of business, except those that will not cause a Material Adverse Effect.

(g)

To the knowledge of the Selling Shareholders, the Company and the Target Company have complied in all material respects with all applicable equal employment opportunity laws and other employment-related laws.

12.	Affiliates and Related-party Transactions
(a)

The Company and the Target Company and the Selling Shareholders have truthfully and accurately disclosed the main Affiliates of the Company and the Target Company and all material related-party transactions in the appropriate form. Neither the Company nor the Target Company has any other major Affiliate within or outside the PRC, nor have they conducted any other material related-party transaction of any

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type or amount.

(b)

None of the Selling Shareholders: (i) have any direct or indirect financial interest in any competitor, supplier or customer of the Company and the Target Company, or directly or indirectly own, or have any other property interest in, all or any part of, tangible or intangible properties of the Company and the Target Company that are used or have been used in the conduct of the business or otherwise; (ii) is not engaged in a competitive business; or (iii) is a shareholder, director, employee, adviser, representative or agent of any of the foregoing entities.

(c)

None of the shareholders, officers or directors of the Company and the Target Company, and Relatives or other Affiliates of any shareholder holding more than 5% of the equities, any officer or any director of the Company and the Target Company, owes any liability to the Company and the Target Company. Neither the Company nor the Target Company owes any liability to any shareholder, officer or director of the Company or the Target Company or to any Relative or any other Affiliate of any shareholder holding more than 5% of the equities, any officer or any director of the Company and the Target Company (there is also no commitment to extend loans or credits to them, or to guarantee any credit extended to them), other than the following Debts: (1) payment of emoluments or remunerations for services rendered; (2) reimbursement of reasonable expenses incurred for the Company and the Target Company; and (3) other standard employee benefits generally available to all employees of the Company and the Target Company.

13.	Claims and Procedures
(a)

No Action. None of the Company, the Target Company and the Selling Shareholders has participated in or have been notified of being a subject to any litigation, arbitration or administrative or criminal proceeding (collectively, “the Actions”) which has adversely affected or may adversely affect the operations of the Company and the Target Company, whether as plaintiff, defendant or otherwise. None of the Company, the Target Company, the Selling Shareholders, directors and legal representatives or officers of the Company and the Target Company, has participated in or been notified of being a subject to any Action which has adversely affected or may adversely affect the operations of the Company and the Target Company, whether as plaintiff, defendant or otherwise. There is no fact or circumstance which may cause any Action against any shareholder, equity holder, director or legal representative or any officer of the Company, the Target Company and the Selling Shareholders in respect of any claim brought against the Company and the Target Company, which have adversely affected or may adversely affect the operations of the Company and the Target Company.

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(b)

No Pending Action. There is neither pending Action that adversely affects the operations of the Company and the Target Company, nor pending or threatened Action against any Affiliate of the Company or the Target Company. The Company, the Target Company and the Selling Shareholders have not been aware of any fact or circumstance which might result in any Action brought against the Company and the Target Company adversely affecting the operations of the Company and the Target Company in any material aspect, while such fact or circumstance may give rise to claims against the Company and the Target Company.

(c)

No Insolvency. No order has been made and no resolution has been passed to dissolve the Company or the Target Company by winding-up or liquidation. There is no seizure, enforcement or other proceeding against all or a substantial portion of the Assets of the Company and the Target Company. The Company and the Target Company have not been insolvent or unable to pay their due Debts.

(d)

No Investigation, Inquiry or Administrative Punishment. No business engaged in by the Company and the Target Company is subject to any investigation, inquiry or administrative punishment by any Governmental Authority which may adversely affect the Company and the Target Company in any material aspect, nor is there any fact which may give rise to any such investigation, inquiry or administrative punishment. If any such fact occurs between the Signing Date and the Closing Date, a written report shall be made to the Investor as soon as possible.

14.	Disclosure
(a)

Due Diligence Information. The information in the written documents provided to the Investor and any of its advisers prior to the date of signing of the Agreement is true, accurate, complete and non-misleading in all material respects; provided however that, if the representations and warranties in this section are covered by other representations and warranties in the Agreement, the representations and warranties in this section shall not entitle the Investor to obtain indemnity more than once for the same breach.

(b)

Books and Records. All material files, documents, instruments, notes, books and records (“the Books and Records”) relating to the business, operations, future Assets, Debts, conditions (financial or otherwise) or operating performances of the Company and the Target Company provided to the Investor on the Closing Date are true, accurate and complete in all material respects, which are kept in accordance with business practice.

(c)

Information. No representation, warranty or statement made in the Agreement or in any schedule, appendix, statement or certificate provided to the Investor pursuant to the Agreement contains a misrepresentation of any material matter, nor is there any

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omission of material facts necessary to make any representation in the Agreement not misleading in respect of the circumstances under which such representations, warranties or statement are made.

15.	“Sophisticated Investor” Clause

Each Selling Shareholder has sufficient financial and commercial knowledge and experience to evaluate any risks involved in the Equity Transfer.

Each Selling Shareholder has been provided with a copy set of the Transaction Documents and have sufficient understanding of the structure of the Equity Transfer, including but not limited to the basis and intent of each Transaction Documents to which it is a party and the Equity Transfer. It is further confirmed that the structure of the proposed transaction and the execution of the relevant Transaction Documents are reasonable, common in similar transactions and beneficial to the Selling Shareholders. Such Transaction Documents conform to the intentions and objectives of the Selling Shareholders and are necessary to achieve the benefits of the proposed transaction and to accomplish the purposes described in the Transaction Documents.

Each Selling Shareholder shall be fully aware of all terms, conditions, limitations and agreements set forth in the Transaction Documents.

No Selling Shareholder has been induced by fraud, manipulation, legal fiction, fiction, fabrication or other deceptive means to obtain the proceeds of the proposed transaction, or to enter into any such Transaction Documents, or to participate in any such transaction.

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Schedule 4.Warranties of the Investor

1.	Establishment and Authorization

The Investor is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, with full corporate power and authority to own, lease and operate its properties and to carry out its business as currently conducted and proposed to be conducted; the Investor has legal qualifications to carry out its business and operates well in each jurisdiction in which it carries out business. The execution and delivery of the Agreement and the completion of the transaction of the transaction contemplated by the Agreement have duly and validly completed all necessary actions of the Investor, and it is not required for the Investor to fulfill other procedures to approve the Agreement or completion of the transaction contemplated by the Agreement. The Investor has full authorizations to enter into the Agreement and the Transaction Documents and each document constitutes (or will constitute if executed and delivered by the Investor) legal, valid and binding obligations, enforceable against the Investor in accordance with its terms, unless (i) subject to any applicable bankruptcy, liquidation, reorganization, suspension of production or other Laws generally affecting the rights of creditors; or (ii) subject to the Laws relating to the availability of specific performance, injunctive relief or other statutory relief.

2.	No Conflict

Execution, delivery and performance of the Agreement and the Transaction Documents and completion of the transaction contemplated by the Agreement, will not result in a breach of the Investor’s articles of association, or any provision, document, judgment, order, decree or Contract (as applicable) to which the Investor is a party or to which the Investor or its Assets are bound, which would constitute a default under or in conflict with any of the foregoing, other than any violation of the Laws relating to antitrust or concentration of undertakings.

3.	Source of Acquisition Fund

The acquisition of the Target Equities is legitimately funded by the Investor.

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Schedule 5.The Disclosure Schedule

21

Schedule 6.Handover List

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Schedule 7.Address and Contact Information of Each Party

Beijing So-Young Technology Co., Ltd.:

Address: Tower E, Ronsin Technology Center, Laiguangying, Chaoyang District, Beijing

Contact: GUO Jiyuan

Tel: ***

Email：***

The Company:

Address: 3/F, Building 7, Future Light, No.3 Optics Valley Avenue, Wuhan

Contact: PENG Guohong

Tel: ***

Email: ***

Selling Shareholder 1 to Selling Shareholder 13:

***

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Schedule 8.List of Directors, Supervisors and Officers in the Reorganization

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Schedule 9.Core Qualifications

25

Schedule 10.Core Staff

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Schedule 11.Documents to be Delivered at the Closing

27

Schedule 12.Core Products

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Schedule 13.Equity Transfer of Minority Shareholders

No.	Name of Minority Shareholder	Quantity Sold	Proportions in the Equities of the Target Company
1	Shanghai Laishuo Investment Partnership (L.P.)	4,000,000	6.67%
2	Wuhan Chushang Capital Selected Equity Investment Fund Center (L.P.)	3,470,000	5.78%
3	Hubei Gaojin Biotechnology Venture Capital Fund Partnership (L.P.)	3,000,000	5.00%
4	Zhongyu Hongshang (Wuhan) Equity Investment Center (L.P.)	2,940,000	4.90%
5	Wuhan Cybernaut Women Venture Capital Fund Partnership (L.P.)	1,200,000	2.00%
6	Wuhan Optical Valley Talents Innovation Investment Partnership (L.P.)	1,000,000	1.67%
7	Zhongyu Fubang (Wuhan) Equity Investment Center (L.P.)	1,000,000	1.67%
8	Ningbo Meishan Bonded Port Area Baodingying Equity Investment Partnership (L.P.)	800,000	1.33%
9	WANG Jialin	700,000	1.17%
10	Shenzhen Yanghe Biopharmaceutical Industry Investment Co., Ltd.	683,000	1.14%
11	Jilin Saijin Equity Investment Fund Partnership (L.P.)	600,000	1.00%
12	YU Rong	500,000	0.83%
13	XIA Renfeng	500,000	0.83%
14	Zhejiang Rushan Huixin Venture Capital Partnership (L.P.)	420,000	0.70%
15	Shenzhen Zhiyouge Assets Management Co., Ltd.	416,000	0.69%
16	JI Zhaohui	300,000	0.50%
17	Wuhan Booth Investment Information Co., Ltd.－ Chengdu Feiran Yuantong II Equity Investment Fund Partnership (L.P.)	280,000	0.47%
18	ZHANG Ke	240,000	0.40%
19	WENG Xueping	191,700	0.32%
20	Zhuji Rushan Huiying Venture Investment Partnership (L.P.)	180,000	0.30%
21	LIAN Qingming	167,000	0.28%

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22	LI Xiaoming	167,000	0.28%
23	SU Cailong	167,000	0.28%
24	LIU Wen	160,000	0.27%
25	LI Lu	42,000	0.07%
26	CHE Hongwei	68,000	0.11%
27	ZHAO Gang	3,000	0.01%

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